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                                                                    EXHIBIT 10.7

                          [AcuBid.com Inc. Letterhead]

April 26, 1999

Waddy Stephenson

Dear Mr. Stephenson,

        It is the purpose of this letter to set forth the terms of an employment agreement between Waddy Stephenson residing at 2969 Lexington Circle, Carlsbad, California 92008 and AcuBid.com Inc. at 2185 Faraday Ave., Suite 1 00, Carlsbad, California 92008.

1. It is the desire of AcuBid.com Inc. to employ the services of Waddy Stephenson on a full time basis for a period of one-year beginning May 1, 1999.

2. During the period, Waddy Stephenson will serve as Vice President of Technical Development.

3. Waddy Stephenson will be responsible for software development that the Company is actively working on, which will include development and implementation of an online Internet auction website including all features as agreed upon by the parties.

4. Waddy Stephenson will be compensated at a rate of $8,333.33 gross pay per month for $1 00,000 per year. 5. Waddy Stephenson shall receive 30,000 shares of the Company for services previously preformed.

6. Waddy Stephenson shall receive an option to purchase 100,000 shares of the Company's stock at $0.45 per share.

Agreed to by:                               Agreed to by:



/s/ NORMAN SCHWARTZ                         /s/ WADDY STEPHENSON
-----------------------------------         -----------------------------------
Norman Schwartz                             Waddy Stephenson